NEWS RELEASE For More Information: Jason Gingerich VP, Investor Relations 800-282-6242 • 512-879-5101 • JasonGingerich@ProAssurance.com
ProAssurance Reports Results for Second Quarter 2022
BIRMINGHAM, AL – (BUSINESSWIRE) – August 8, 2022 – ProAssurance Corporation (NYSE: PRA) reports a net loss of $1.7 million, or $0.03 per diluted share, and operating income(1) of $16.3 million, or $0.30 per diluted share, for the three months ended June 30, 2022.
Highlights - Second Quarter 2022(2)
•Gross premiums written increased to $235.5 million (+13%) and net premiums earned increased to $247 million (+4%)
•Favorable prior accident year reserve development of $19 million (+38%)
•Consolidated combined ratio, excluding transaction-related costs, of 102.9%, down 2.5 points from first quarter 2022 and up 3.0 points from second quarter 2021
•Net investment income increased to $22 million (+26%)
•Operating ROE(1) of 5.3%, up 3.1 points from first quarter 2022 and down 2.7 points from second quarter 2021
•Adjusted book value per share(1) of $25.96, down $0.06 and $0.20 per share from March 31, 2022 and December 31, 2021, respectively

(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows
(2) Comparisons are to the second quarter of 2021

Management Commentary & Results of Operations
Our operating results for the second quarter of 2022 reflect continued improvement in underwriting results as we focus on disciplined underwriting and execute on our strategic business initiatives. Compared to the first quarter of 2022, our operating income improved $8.6 million excluding transaction-related costs; this generated an improvement of 2.5 points in our consolidated combined ratio to 102.9%, driven by higher favorable prior accident year reserve development in our Specialty P&C segment. Despite the improvement as compared to the previous quarter, our operating income decreased $10.3 million compared to the second quarter of 2021. This was due to the lower level of NORCAL's DPAC amortization in the second quarter of 2021 (approximately $6.3 million lower than would have otherwise been recognized due to the impact of GAAP purchase accounting,) which resulted in a more favorable expense ratio for that quarter.
Ned Rand, President and Chief Executive Officer of ProAssurance, remarked on the first full year of operations since closing the NORCAL transaction. “We are proud of what we have accomplished in our first year of combined operations. Due to extensive planning, process improvements, and diligent efforts from all team members across the organization, we have seen notable improvement in the NORCAL book since becoming a part of ProAssurance.”
Consolidated gross premiums written increased 13%, driven by additional premiums in the Specialty P&C segment in the current quarter due to the timing of the prior year NORCAL acquisition. Our Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments contributed to the increasing top line as well.
Net investment income increased due to the addition of NORCAL’s investment portfolio and the positive effect of rising interest rates; average book yields are beginning to increase as we reinvest maturing positions at higher rates. We expect the current rising interest rate environment to have a continued favorable impact on investment income prospectively.
Our book value per share of $21.63 declined approximately 9% since March 31, 2022, as higher interest rates persisted into the current quarter. This resulted in after-tax unrealized holding losses of $109 million from our fixed maturity portfolio (which directly impacts equity through AOCI) and net investment losses of $24 million, primarily unrealized losses from our convertible and equity securities (which are reflected on the income statement). Adjusted book value per share, which excludes AOCI, is $25.96 as of June 30, 2022 as compared to $26.02 as of March 31, 2022.
Mr. Rand continued: “While our results for the current quarter reflected an improvement in underwriting results from the first quarter of 2022, higher interest rates continued to impact our book value through the investments we carry at fair value. However, the rise in interest rates is beginning to show the earnings power of our $4.5 billion investment portfolio, which can have a meaningful impact on our future investment income.”

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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2022	2021	Change	2022	2021	Change
Revenues
Gross premiums written(1)	$235,475	$208,509	12.9%	$571,082	$433,228	31.8%
Net premiums written	$210,151	$188,214	11.7%	$521,066	$390,484	33.4%
Net premiums earned	$247,271	$238,993	3.5%	$512,982	$426,351	20.3%
Net investment income	21,944	17,417	26.0%	42,387	32,434	30.7%
Equity in earnings (loss) of unconsolidated subsidiaries	5,180	11,927	(56.6%)	12,799	18,715	(31.6%)
Net investment gains (losses)(2)	(23,884)	10,833	(320.5%)	(37,390)	19,682	(290.0%)
Other income(1)	5,314	2,458	116.2%	8,119	4,462	82.0%
Total revenues(1)	255,825	281,628	(9.2%)	538,897	501,644	7.4%
Expenses
Net losses and loss adjustment expenses	177,670	181,852	(2.3%)	387,093	331,636	16.7%
Underwriting, policy acquisition and operating expenses(1)	77,333	77,188	0.2%	149,109	133,638	11.6%
SPC U.S. federal income tax expense	349	504	(30.8%)	991	860	15.2%
SPC dividend expense (income)	(854)	2,864	(129.8%)	1,513	4,606	(67.2%)
Interest expense	4,919	5,176	(5.0%)	9,360	8,389	11.6%
Total expenses(1)	259,417	267,584	(3.1%)	548,066	479,129	14.4%
Gain on bargain purchase	—	74,408	nm	—	74,408	nm
Income (loss) before income taxes	(3,592)	88,452	(104.1%)	(9,169)	96,923	(109.5%)
Income tax expense (benefit)	(1,933)	(3,598)	46.3%	(3,950)	(2,862)	(38.0%)
Net income (loss)	$(1,659)	$92,050	(101.8%)	$(5,219)	$99,785	(105.2%)
Non-GAAP operating income (loss)	$16,328	$26,602	(38.6%)	$24,008	$28,688	(16.3%)
Weighted average number of common shares outstanding
Basic	54,068	53,965		54,040	53,942
Diluted	54,186	54,048		54,165	54,023
Earnings (loss) per share
Net income (loss) per diluted share	$(0.03)	$1.70	$(1.73)	$(0.10)	$1.85	$(1.95)
Non-GAAP operating income (loss) per diluted share	$0.30	$0.49	$(0.19)	$0.44	$0.53	$(0.09)
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 11 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2022 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, as well as investment impairments. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2022 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	June 30, 2022	December 31, 2021
Total investments	$4,548,977	$4,828,323
Total assets	$5,891,190	$6,191,477
Total liabilities	$4,721,301	$4,763,090
Common shares (par value $0.01)	$634	$633
Retained earnings	$1,423,865	$1,434,491
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,169,889	$1,428,387
Book value per share	$21.63	$26.46
Non-GAAP adjusted book value per share(1)	$25.96	$26.16
(1)Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

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CONSOLIDATED KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Current accident year net loss ratio	79.5%	81.9%	80.2%	82.2%
Effect of prior accident years’ reserve development	(7.6%)	(5.8%)	(4.7%)	(4.4%)
Net loss ratio	71.9%	76.1%	75.5%	77.8%
Underwriting expense ratio(2)	31.3%	32.3%	29.1%	31.3%
Combined ratio	103.2%	108.4%	104.6%	109.1%
Operating ratio	94.3%	101.1%	96.3%	101.5%
Return on equity(1)	(0.4%)	9.0%	(0.7%)	5.0%
Non-GAAP return on equity(1)(2)	5.3%	8.0%	3.7%	4.3%

Combined ratio, excluding transaction-related costs(3)	102.9%	99.9%	104.3%	104.2%
(1) Quarterly amounts are annualized. Refer to our June 30, 2022 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP ROE under the heading “Non-GAAP Financial Measures” that follows.
(3) Our consolidated underwriting expense ratios for three and six months ended June 30, 2022 includes $0.7 million and $1.9 million, respectively, as compared to $20.3 million and $21.2 million for the same respective periods of 2021 of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$167,760	$142,035	18.1%	$425,433	$280,323	51.8%
Net premiums written	$150,015	$127,434	17.7%	$384,853	$248,747	54.7%
Net premiums earned	$183,547	$168,635	8.8%	$381,514	$284,249	34.2%
Other income	1,903	1,471	29.4%	2,924	1,939	50.8%
Total revenues	185,450	170,106	9.0%	384,438	286,188	34.3%
Net losses and loss adjustment expenses	(137,002)	(140,214)	(2.3%)	(302,960)	(241,400)	25.5%
Underwriting, policy acquisition and operating expenses	(48,077)	(28,877)	66.5%	(90,958)	(55,223)	64.7%
Total expenses	(185,079)	(169,091)	9.5%	(393,918)	(296,623)	32.8%
Segment results	$371	$1,015	(63.4%)	$(9,480)	$(10,435)	9.2%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Current accident year net loss ratio	84.1%	89.4%	85.0%	89.6%
Effect of prior accident years’ reserve development	(9.5%)	(6.3%)	(5.6%)	(4.7%)
Net loss ratio	74.6%	83.1%	79.4%	84.9%
Underwriting expense ratio	26.2%	17.1%	23.8%	19.4%
Combined ratio	100.8%	100.2%	103.2%	104.3%
The positive segment result in the quarter reflects continued improvement in operating performance and includes the effect of certain purchase accounting adjustments. Segment results were driven by lower accident and calendar year loss ratios, diligent focus on re-underwriting, prudent expense management, and continued discipline in the execution of the NORCAL integration plan.
The top line increase in premium is related to the NORCAL acquisition which closed in May of 2021. Gross written premiums increased 18% to $168 million in the second quarter.
Overall, the segment’s premium retention in the quarter was 84%. Premium retention of 86% for our Standard Physician business was reduced by a 72% retention in our Specialty Healthcare business, as we continue to focus on underwriting discipline in the large account space. Premium retention was 95% and 92% in our Medical Technology and
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Small Business Units, respectively. Renewal pricing increases were 6% in the quarter. We also continue to strengthen our pricing position in Specialty Healthcare through improved product structures, terms, and conditions. We wrote approximately $8 million of new business in the quarter, which is relatively consistent with the second quarter of 2021.
The current accident year loss ratio improved 5.3 percentage points driven primarily by a 2.4 point improvement in the NORCAL book. Overall, we continue to observe lower claims frequency in our healthcare liability business, which we believe is attributable to a combination of our underwriting efforts and the pandemic. We continue to remain cautious in recognizing the full impact of this trend in our current accident year loss estimate due to the long-tailed nature of our Healthcare Liability claims and the uncertainty of the pandemic impact.
We recognized net favorable prior accident year reserve development of $17 million in the second quarter, compared to $11 million in the same period of 2021. Favorable development in the quarter included $3 million related to the beneficial amortization of the purchase accounting adjustments on NORCAL's reserves, compared with $2 million in the same period of 2021.
The expense ratio in the second quarter of 2022 was 26.2%. Excluding the prior year impact of purchase accounting related to NORCAL’s DPAC, the change in estimate of ULAE, and year over year changes in tail premium, the expense ratio increased 1.1 percentage points as compared to the same period of 2021. The increase in the ratio was related to a higher volume of premium subject to broker commissions in the NORCAL book. This was partially offset by the impact of our continued focus on operational excellence, disciplined integration in the NORCAL transaction, and the benefit of higher earned premium levels.
Refer to our June 30, 2022 report on Form 10-Q for additional details on items impacting our Specialty P&C segment’s current accident year net loss ratio and underwriting expense ratio.

WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$63,634	$57,845	10.0%	$135,752	$130,173	4.3%
Net premiums written	$42,558	$40,784	4.3%	$87,824	$87,668	0.2%

Net premiums earned	$41,709	$40,626	2.7%	$82,393	$80,636	2.2%
Other income	517	900	(42.6%)	1,199	1,293	(7.3%)
Total revenues	42,226	41,526	1.7%	83,592	81,929	2.0%

Net losses and loss adjustment expenses	(27,947)	(27,751)	0.7%	(55,158)	(53,958)	2.2%
Underwriting, policy acquisition and operating expenses	(13,669)	(12,712)	7.5%	(26,669)	(24,998)	6.7%
Total expenses	(41,616)	(40,463)	2.8%	(81,827)	(78,956)	3.6%
Segment results	$610	$1,063	(42.6%)	$1,765	$2,973	(40.6%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Current accident year net loss ratio	71.8%	73.0%	71.8%	72.0%
Effect of prior accident years’ reserve development	(4.8%)	(4.7%)	(4.9%)	(5.1%)
Net loss ratio	67.0%	68.3%	66.9%	66.9%
Underwriting expense ratio	32.8%	31.3%	32.4%	31.0%
Combined ratio	99.8%	99.6%	99.3%	97.9%
The Workers’ Compensation Insurance underwriting results were essentially flat in the second quarter of 2022 compared to the same period in 2021, reflecting an increase in expenses, partially offset by a lower net loss ratio.
Gross premiums written increased during the three months ended June 30, 2022 compared to the same period in 2021, primarily reflecting higher audit premium and an increase in renewal business, partially offset by a reduction in new business. In our traditional business, audit premium billed to policyholders totaled $1.8 million in 2022, as compared to
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audit premium returned to policyholders of $1.2 million in 2021. Renewal business reflects payroll exposure increases related to labor market strengthening, wage inflation, and strong renewal retention, partially offset by renewal rate decreases. New business writings were lower by $2.5 million in the second quarter of 2022 compared to the same period in 2021, and renewal rate decreases totaled 5.1% during the second quarter of 2022, reflecting the continuation of competitive workers’ compensation market conditions. Renewal retention in our traditional business was 88% in 2022 compared to 85% in 2021.
The net loss ratio improved to 67% in the three months ended June 30, 2022 compared to 68% for the same period in 2021. The current accident year net loss ratio improved 1 percentage point, from 73% in 2021 to 72% in 2022, primarily reflecting an improvement in claim trends. The 2021 current accident year net loss ratio reflected higher claim activity related to workers returning to full employment with the easing of pandemic-related restrictions in our operating territories. We recognized favorable prior accident year reserve development of $2.0 million and $1.9 million in the 2022 and 2021 second quarters, respectively.
The increase in the underwriting expense ratio in the second quarter of 2022 primarily reflects higher compensation-related costs from filling open positions and an increase in travel-related costs associated with the easing of pandemic-related restrictions and the return to more normal business-related activities.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$16,634	$16,060	3.6%	$45,003	$41,211	9.2%
Net premiums written	$14,515	$14,208	2.2%	$39,732	$36,396	9.2%

Net premiums earned	$16,222	$16,272	(0.3%)	$35,536	$32,156	10.5%
Net investment income	211	206	2.4%	323	427	(24.4%)
Net investment gains (losses)	(2,782)	1,580	(276.1%)	(3,493)	2,568	(236.0%)
Other income	1	1	0.0%	1	2	(50.0%)
Net losses and loss adjustment expenses	(9,272)	(8,443)	9.8%	(20,763)	(17,867)	16.2%
Underwriting, policy acquisition and operating expenses	(5,237)	(5,293)	(1.1%)	(9,605)	(10,320)	(6.9%)
SPC U.S. federal income tax expense(1)	(349)	(504)	(30.8%)	(991)	(860)	15.2%
SPC net results	(1,206)	3,819	(131.6%)	1,008	6,106	(83.5%)
SPC dividend (expense) income (2)	854	(2,864)	(129.8%)	(1,513)	(4,606)	(67.2%)
Segment results (3)	$(352)	$955	(136.9%)	$(505)	$1,500	(133.7%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Current accident year net loss ratio	70.7%	62.9%	67.3%	65.8%
Effect of prior accident years’ reserve development	(13.5%)	(11.0%)	(8.9%)	(10.2%)
Net loss ratio	57.2%	51.9%	58.4%	55.6%
Underwriting expense ratio	32.3%	32.5%	27.0%	32.1%
Combined ratio	89.5%	84.4%	85.4%	87.7%
The Segregated Portfolio Cell Reinsurance segment result decreased in the second quarter of 2022 compared to the same period in 2021, primarily reflecting an increase in the calendar year net loss ratio and the decline in the equity and fixed income markets.
Gross premiums written increased during the three months ended June 30, 2022 compared to the same period in 2021, primarily reflecting higher audit premium, partially offset by renewal pricing decreases.
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Audit premium billed to policyholders increased $1.0 million in the second quarter of 2022, as compared to the same period in 2021. Renewal rate decreases totaled 5.0% during the second quarter of 2022, reflecting the continuation of competitive workers’ compensation market conditions. Renewal retention was 83% in both 2022 and 2021. We retained 100% of the workers’ compensation and healthcare professional liability programs available for renewal during the second quarter.
The net loss ratio increased to 57% in the three months ended June 30, 2022 compared to 52% for the same period in 2021, primarily reflecting a reduction in the estimated aggregate reinsurance, partially offset by higher prior accident year favorable reserve development. We recognized favorable prior accident year reserve development of $2.2 million and $1.8 million during the second quarters of 2022 and 2021, respectively.
The underwriting expense ratio was relatively consistent from 2021 to 2022. Underwriting expenses primarily reflect commissions and other expenses charged by the Workers’ Compensation Insurance and Specialty P&C segments.

LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$4,081	$8,629	(52.7%)	$9,897	$22,732	(56.5%)
Net premiums written	$3,063	$5,788	(47.1%)	$8,657	$17,673	(51.0%)

Net premiums earned	$5,793	$13,460	(57.0%)	$13,539	$29,310	(53.8%)
Net investment income	143	518	(72.4%)	355	1,246	(71.5%)
Net investment gains (losses)	(485)	89	(644.9%)	(884)	(26)	3,300.0%
Other income (loss)	129	361	(64.3%)	263	582	(54.8%)
Net losses and loss adjustment expenses	(3,449)	(5,444)	(36.6%)	(8,212)	(18,411)	(55.4%)
Underwriting, policy acquisition and operating expenses	(1,508)	(4,721)	(68.1%)	(4,218)	(11,311)	(62.7%)
Segment results	$623	$4,263	(85.4%)	$843	$1,390	(39.4%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Current accident year net loss ratio	14.1%	37.2%	29.9%	56.1%
Effect of prior accident years’ reserve development	45.4%	3.2%	30.8%	6.7%
Net loss ratio	59.5%	40.4%	60.7%	62.8%
Underwriting expense ratio	26.0%	35.1%	31.2%	38.6%
Combined ratio	85.5%	75.5%	91.9%	101.4%

Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our current participation in Lloyd's of London Syndicate 1729 (5% participation for 2022 underwriting year) and our former participation in Syndicate 6131 (50% participation for 2021 underwriting year). Syndicate 6131 ceased assuming business from Syndicate 1729 beginning in the 2022 underwriting year; this was not reflected in our results until the second quarter of 2022 due to the one-quarter lag. We continue to view our participation at Lloyd’s as an investment outside our core operations.
Net premiums earned from our Lloyd’s Syndicates segment declined to $5.8 million primarily as a result of our reduced participation in Syndicate 1729 for the 2021 underwriting year and the effect of Syndicate 6131 no longer assuming business for the 2022 underwriting year, as previously discussed. From an underwriting perspective, the segment reported a combined ratio in the quarter of 86%, up 10 points from the prior year quarter, driven by higher than expected losses and development on certain large prior year claims, primarily catastrophe related losses, leading to $2.6 million of unfavorable development. However, the segment’s current accident year net loss ratio and expense ratio decreased as compared to the prior year quarter. The lower current accident year loss ratio was driven by decreases to certain loss estimates during the first quarter of 2022, partially offset by lower reinsurance recoveries as a proportion of gross losses as compared to the prior year period. The lower expense ratio reflected the impact of a reduction in Syndicate 6131’s operating expenses although the Syndicate’s premium from the 2021 underwriting year continues to earn out in 2022.
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CORPORATE SEGMENT

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net investment income	$21,590	$16,693	29.3%	$41,709	$30,761	35.6%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	7,028	16,680	(57.9%)	17,035	26,654	(36.1%)
Tax credit partnerships	(1,848)	(4,753)	(61.1%)	(4,236)	(7,939)	(46.6%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	5,180	11,927	(56.6%)	12,799	18,715	(31.6%)
Net investment gains (losses)	(20,617)	9,164	(325.0%)	(33,013)	17,140	(292.6%)
Other income	3,626	351	933.0%	5,691	2,245	153.5%
Operating expenses	(9,019)	(5,929)	52.1%	(17,756)	(12,177)	45.8%
Interest expense	(4,919)	(5,176)	(5.0%)	(9,360)	(8,389)	11.6%
Income tax (expense) benefit	1,789	(220)	(913.2%)	3,559	(1,151)	(409.2%)
Segment results	$(2,370)	$26,810	(108.8%)	$3,629	$47,144	(92.3%)

Consolidated effective tax rate	53.8%	(4.1%)		43.1%	(3.0%)

Our Corporate segment results for the second quarter of 2022 continue to reflect the challenging investment environment, where rising interest rates led to $21 million of net investment losses in the quarter, primarily due to the change in fair value of our convertibles and equity investments. While the increase in net investment income in the quarter as compared to the prior year was driven by the addition of NORCAL’s investment portfolio, investment income also reflects the positive effect of rising interest rates as average book yields begin to increase as we continue to reinvest at higher yields as our portfolio matures.
Equity in earnings of our unconsolidated subsidiaries decreased $6.7 million in the quarter, driven by the performance of our LP/LLC investments which are primarily reported to us on a one-quarter lag and reflected market volatility during the first quarter of 2022. Partially offsetting the lower earnings from our LP/LLC investments was lower amortization of tax credit partnership operating losses.
Other income increased during the quarter driven by the effect of foreign currency exchange rate changes of $2.7 million related to foreign currency denominated loss reserves in our Specialty P&C segment. The effect of exchange rate changes on foreign currency denominated reserves are reported in our Corporate segment to be consistent with the reporting of the foreign currency denominated invested assets and associated investment income.
Operating expenses increased $3.1 million in the quarter primarily due to an increase in compensation-related costs driven by an increase in headcount due to the addition of Corporate NORCAL employees and, to a lesser extent, an increase in professional fees.

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Non-GAAP Financial Measures
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2022	2021	2022	2021
Net income (loss)	$(1,659)	$92,050	$(5,219)	$99,785
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses	23,884	(10,833)	37,390	(19,682)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (1)	(2,198)	1,275	(2,800)	2,065
Transaction-related costs (2)	685	20,282	1,862	21,208
Guaranty fund assessments (recoupments)	113	130	125	133
Gain on bargain purchase (3)	—	(74,408)	—	(74,408)
Pre-tax effect of exclusions	22,484	(63,554)	36,577	(70,684)
Tax effect, at 21% (4)	(4,497)	(1,894)	(7,350)	(413)
After-tax effect of exclusions	17,987	(65,448)	29,227	(71,097)
Non-GAAP operating income (loss)	$16,328	$26,602	$24,008	$28,688
Per diluted common share:
Net income (loss)	$(0.03)	$1.70	$(0.10)	$1.85
Effect of exclusions	0.33	(1.21)	0.54	(1.32)
Non-GAAP operating income (loss) per diluted common share	$0.30	$0.49	$0.44	$0.53
(1) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2)Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3) Gain on bargain purchase associated with our acquisition of NORCAL which is considered unusual, infrequent and non-recurring in nature. As such, we have excluded the gain on bargain purchase from Non-GAAP operating income (loss) as it does not reflect normal operating results.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the discrete effective tax rate method for the three and six months ended June 30, 2022 and 2021. Our statutory tax rate was applied to these items in calculating net income (loss), excluding the 2021 gain on bargain purchase and net realized gains (losses) and related adjustments. Net investment gains (losses) in our Corporate segment are treated as discrete items and are tax effected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2021 gain on bargain purchase is non-taxable and therefore had no associated income tax impact. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our June 30, 2022 report on Form 10-Q.
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NEWS RELEASE CONTINUES
Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
ROE(1)	(0.4%)	9.0%	(0.7%)	5.0%
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	7.2%	(0.4%)	5.5%	(0.6%)
Tax effect, at 21%(2)	(1.5%)	(0.6%)	(1.1%)	(0.1%)
Non-GAAP operating ROE	5.3%	8.0%	3.7%	4.3%
(1) Quarterly amounts are annualized. Refer to our June 30, 2022 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 4 in this section under the heading "Non-GAAP Operating Income."

Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at December 31, 2021 and June 30, 2022:

Book Value Per Share
Book Value Per Share at December 31, 2021	$26.46
Less: AOCI Per Share	0.30
Non-GAAP Adjusted Book Value Per Share at December 31, 2021	26.16
Increase (decrease) to Adjusted Book Value Per Share during the six months ended June 30, 2022 attributable to:
Dividends declared	(0.10)
Net income (loss)	(0.10)
Non-GAAP Adjusted Book Value Per Share at June 30, 2022	$25.96
Add: AOCI Per Share	(4.33)
Book Value Per Share at June 30, 2022	$21.63
Conference Call Information
ProAssurance management will discuss second quarter 2022 results during a conference call at 10:00 a.m. ET on Tuesday, August 9, 2022. US-based investors may access the call by dialing either (844) 200-6205 (toll free) or (646) 904-5544 (local), and international investors may dial +1 (929) 526-1599. The access code for all attendees is 466956. We will webcast the call at Investor.ProAssurance.com.
A replay will be available by telephone through at least August 16, 2022 using access code 406681. To access the replay, US-based investors may dial (866) 813-9403, and international investors may dial +44 (204) 525-0658. A replay will also be available for at least one year at Investor.ProAssurance.com. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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